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                                                                     EXHIBIT 5.1
                                                September 25, 1998


The Board of Directors
InSight Health Services Corp.
4400 MacArthur Boulevard, Suite 800
Newport Beach, California  92660

Ladies and Gentlemen:

         We have acted as special counsel to InSight Health Services Corp., a Delaware corporation (the "Company"), and each of the wholly-owned subsidiaries set forth in Schedule A hereto (the "Subsidiary Guarantors"), in connection with the public offering by the Company of $100,000,000 aggregate principal amount of its 9 5/8% Series B Senior Subordinated Notes due 2008 (the "Exchange Notes"), which will be guaranteed, on a senior subordinated basis pursuant to the guarantees (the "Subsidiary Guarantees") by the Subsidiary Guarantors. The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding
9 5/8% Senior Subordinated Notes due 2008 of the Company (the "Outstanding Notes") under an Indenture, dated as of June 1, 1998 (the "Indenture"), between the Company, the Subsidiary Guarantors and State Street Bank and Trust Company, N.A., as trustee (the "Trustee"), as contemplated by the Registration Rights Agreement dated June 12, 1998 (the "Registration Rights Agreement") by and among the Company, the Subsidiary Guarantors and NationsBanc Montgomery Securities LLC, Morgan Stanley & Co. Incorporated and Sutro & Co. Incorporated.

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 (File No. 333-60573) as filed with the Securities and Exchange Commission (the "Commission") on August 4, 1998, as amended, under the Securities Act, the "Registration Statement"); (ii) the Registration Rights Agreement; (iii) the Indenture; (iv) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and (v) the form of Exchange Note, including the form of Subsidiary Guarantee. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Subsidiary Guarantors and such agreements, certificates of officers or other representatives of the Company and the Subsidiary Guarantors and


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others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In rendering the opinions set forth below, we do not express any opinion as to the applicability or effect of any fraudulent transfer or similar law.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed that all parties executing such documents had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents (except for the execution and delivery of the Indenture, the Exchange Notes and the Subsidiary Guarantees by the Company and the Subsidiary Guarantors, as applicable, insofar as execution and delivery are matters governed by New York law) and the validity and binding effect thereof (except, insofar as the Company and the Subsidiary Guarantors are concerned, for the Indenture, the Exchange Notes and the Subsidiary Guarantees, in each case to the extent specifically addressed and subject to the qualifications stated herein). As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company, the Subsidiary Guarantors and others.

         We have also assumed that the issuance and sale of the Exchange Notes by the Company and the issuance of the Subsidiary Guarantees by the Subsidiary Guarantors and the execution and delivery of the Indenture, the Notes and the Subsidiary Guarantees and the performance of the respective obligations of the Company and of the Subsidiary Guarantors thereunder, and the consummation of the transactions contemplated thereby, do not and will not conflict with, contravene, violate or constitute a default under (i) any leases, indenture, instrument or other agreement to which the Company or the Subsidiary Guarantors is subject, (ii) any rule, law or regulation to which the Company or the Subsidiary Guarantors is subject, (iii) any judicial or administrative order or decree of any governmental authority to which the Company or the Subsidiary Guarantors is subject, or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority.

         Members of our firm are admitted to the bar in the State of New York. The opinions expressed in this letter concern only the effect of the laws (excluding the

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principles of conflicts of laws) of the State of New York, the General
Corporation Law of the State of Delaware and federal law as currently in effect, and we do not express any opinion as to the laws of any other jurisdiction. We assume no obligation to supplement this letter if any of the applicable laws change in any manner.

         Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when (i) the Registration Statement becomes effective and the Indenture has been qualified under the Trust Indenture Act of 1938, as amended (the "Trust Indenture Act"), and (ii) the Exchange Notes have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Outstanding Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes and Subsidiary Guarantees will be validly issued and will constitute valid and binding obligations of the Company and the Subsidiary Guarantors, respectively, except to the extent that the validity and binding nature thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, preferential transfers or distributions by corporations to shareholders or other laws now or hereafter in effect relating to rights of creditors or other obligees generally.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the captions "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

                                         Very truly yours,

                                         /s/
                                         ARENT FOX KINTNER PLOTKIN & KAHN, PLLC

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